Exhibit 99.1

Earthstone Energy Reports
Sale of Non-Core Property

DENVER, Nov. 21, 2011 /PRNewswire/ -- EARTHSTONE ENERGY, INC. (Nasdaq: ESTE - News) is pleased to announce the divestiture and sale of its Antenna-Federal property in Weld County, Colorado to an unrelated third party.  The aggregate purchase price to be received by the Company is $6.25 million. After deduction for commissions, marketing costs and required payment to participants of the Oil & Gas Incentive Compensation Plan, the Company expects to have aggregate net sale proceeds available to it of approximately $5.85 million.  The Antenna-Federal property is a single, 640 acre section in the Wattenberg Field, in which Earthstone has interests in 38 producing natural gas wells.  Earthstone owned between 15% and 60% working interest in 25 wells and had an overriding royalty interest in 13 wells.  In addition, some working interest wells also contained an overriding royalty interest.  While the Antenna-Federal property was initially placed on production in 1988, the newest wells were completed earlier this year.  The property represents substantially all of Earthstone’s Colorado properties.  The wells, while profitable, are considered non-core properties by Earthstone, given the Company’s focus on other areas, primarily the Williston basin.  The revenues and gross profits received from the wells during the first half of the current fiscal year were approximately $800,000 and $700,000, respectively.  The Company expects the cash generated from the sale to be invested in on-going and new ventures elsewhere, but primarily in the Williston basin.

Ray Singleton, President of Earthstone, commented:

"We are pleased with this development, several months in the planning, and excited by the opportunities that this opens up for us.  Earthstone is now in a position to increase our activity in more strategic, potentially high-impact areas, especially the Williston Basin of Montana and North Dakota.  We believe this provides an opportunity to capitalize on drilling some of our undeveloped leasehold positions in more promising areas and expanding into others.  We expect to announce more specific plans for the re-deployment of this capital in the near future.”

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin, southern Texas and the Gulf Coast area.  Earthstone is currently traded on NASDAQ Capital Markets under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.* * *

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities.  Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2011 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2011 and September 30, 2011, respectively.  The Company disclaims any obligation to update forward-looking statements.

Contact info: Ray Singleton , 303-296-3076 Ext 102